Exhibit 4.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (“Agreement”), dated as of December 19, 2011, is made between GMX RESOURCES INC., an Oklahoma corporation (the “Issuer”) and U.S. BANK NATIONAL ASSOCIATION (the “Collateral Agent”), who agree as follows:

RECITALS

A. The Issuer is or will be indebted unto the Holders of Notes issued under that certain Indenture dated as of December 19, 2011, by and among the Issuer, the guarantors party thereto, the Collateral Agent and the Trustee (such Indenture, and as the same may from time to time be amended, modified, or supplemented, and all other agreements given in substitution therefor, or in renewal, extension or restatement thereof, in whole or in part, being herein called the “Indenture”).

B. In order to induce the Collateral Agent to enter into the Indenture and the Secured Hedge/LC Providers to enter into the Secured Hedge/LC Agreements (as defined below) and to secure the full and punctual payment and performance of the Secured Obligations (as defined below), the Issuer has agreed to enter into, execute and deliver this Agreement and to pledge, deliver and grant a continuing security interest in and to the Collateral (as defined below).

AGREEMENT

ARTICLE 1

GENERAL TERMS

Section 1.1 Terms Defined Above or Elsewhere. As used in this Agreement, the terms “Collateral Agent”, “Agreement”, “Issuer”, and “Indenture” shall have the meanings indicated above. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture. The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Equipment, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Proceeds, Promissory Note, Securities Account and Supporting Obligations.

Section 1.2 Certain Definitions. As used in this Agreement, the following additional terms shall have the meanings indicated:

“Accounts” means all “accounts” (as defined in the UCC) now owned or hereafter acquired by the Issuer, and shall also mean and include all accounts receivable, notes, notes receivable, instruments, drafts, acceptances, book debts and similar documents and other monies, obligations or indebtedness owing or to become owing to the Issuer arising from the sale, lease or exchange of goods or other property by the Issuer or the performance of services by the Issuer or under any contracts for any of the foregoing (whether or not yet earned by performance on the part of the Issuer), in each case whether now in existence or hereafter arising or acquired.

“Article 8 Matter” means any action, decision, determination or election by Gathering LLC or its member(s) that the membership or other ownership interests in Gathering LLC, or any of them, be, or cease to be, a “security” as defined in and governed by Article 8 of the UCC.

“Collateral” has the meaning set forth in Section 2.1 of this Agreement.

“Contracts” means all natural gas gathering, dehydration, transportation, marketing or sales contracts to which the Issuer is a party now or hereafter, and all amendments, modifications, replacements and substitutions to any of the foregoing.

“Diamond” means Diamond Blue Drilling Co., an Oklahoma corporation.

“Disclosure Package” means the Offering Memorandum and Consent Solicitation Statement, dated November 15, 2011, as supplemented by Supplement No. 1 thereto (collectively, and together with the documents incorporated by reference therein, the “Offering Memorandum”), together with the form of Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement.

“Endeavor” means Endeavor Pipeline Inc., an Oklahoma corporation.

“Event of Default” means the occurrence of an Event of Default as defined in the Indenture or any Secured Hedge/LC Agreement.

“Excluded Property” means collectively: (a) any Pledged Stock or Pledged Membership Interest of any Subsidiary to the extent that and for so long as the pledge of such Pledged Stock to secure the Secured Obligations would cause such Subsidiary to be required to file separate financial statements with the Securities Exchange Commission pursuant to Rule 3-16 of Regulation S-X under the Securities Act; (b) all Vehicles with individual Fair Market Values below $100,000 (“Excluded Vehicles”); provided, that to the extent that the Company or any Subsidiary acquires any Vehicles and, following such acquisition(s), the aggregate Fair Market Values of all titled vehicles with individual Fair Market Values below $100,000 shall exceed $5.0 million, such Vehicles shall not be Excluded Vehicles; (c) any Equipment subject to a purchase money security interest or equipment lease (“Encumbered Equipment”) if and to the extent that the creation of a security interest in the right, title or interest of the Issuer in the Encumbered Equipment would cause or result in a default under any contractual provision or other restriction, but only to the extent that the aggregate purchase price of the Encumbered Equipment does not exceed $1,000,000; (d) any rights or interest in any contract, license, permit or franchise covering real or personal property of the Issuer if, under the terms of the contract, license, permit or franchise or applicable Law, the grant of a security interest or other Lien therein is prohibited as a matter of Law, or under the terms of the contract, license, permit or franchise and that prohibition has not been effectively waived or the consent of the other party(ies) to such contract, license, permit or franchise has not been obtained, but the foregoing exclusions in no way will be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (as same may be limited by other applicable Law) or other applicable Law, or (ii) to limit, impair or otherwise affect the continuing security interests of the Secured Parties in and liens upon any rights or interests of the Issuer in or to (A) monies due or to become due under any described contract, license, permit or franchise (including any Accounts), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract or license; (e) leasehold interests; (f) letter of credit rights with an aggregate value not exceeding $500,000; (g) commercial tort claims with an aggregate value not exceeding $500,000; and (h) “intent to use” trademark applications.

“Gathering LLC” means Endeavor Gathering LLC, a Delaware limited liability company.

“Goods” means all Equipment and other tangible personal property now owned or hereafter acquired by the Issuer.

“Holder” means a holder of any of the Notes.

“Intercreditor Agreements” means collectively, the Intercreditor Agreement as defined in the Indenture and any intercreditor agreement to which the Issuer (or any subsidiary thereof) is a party and in effect from time to time with respect to a Permitted Commodity Hedging Obligation, a Permitted Other Hedging Obligation or a Permitted Letter of Credit Facility as permitted under the Indenture.

“Management Rights” means the right to manage the affairs of Gathering LLC under the Operating Agreement, including, without limitation, the power to make determinations, to exercise any election (including, but not limited to, election of remedies, the filing of any petition for reorganization or dissolution of Gathering LLC and the exercise of Gathering LLC’s rights as debtor-in-possession in the event Gathering LLC files a petition under Title 11 of the United States Code), or option, to vote or otherwise participate in any election of one or more members of the managing body thereof or any other decision, to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, execute, endorse or cash any checks or other payments, or other instruments or orders, to file any claims and to take any action that in the opinion of the Collateral Agent may be necessary or advisable in connection with any of the foregoing.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise) results of operation, equity, properties, business or the Collateral of the Issuer and its Subsidiaries, taken as a whole.

“Notes” shall mean (a) those certain senior secured notes due 2017 issued under the Indenture, (b) any additional notes issued under the Indenture by the Issuer, to the extent permitted under the Indenture and other Note Documents, and (c) any and all other notes given in substitution for, or in modification, amendment, renewal or extension of, any of the foregoing, in whole or in part.

“Note Documents” means the Notes, the Note Guarantees, the Intercreditor Agreement, the Security Documents, any intercreditor provisions entered into in connection with a Permitted Letter of Credit Facility, a Permitted Commodity Hedging Obligation or a Permitted Other Hedging Obligation and each of the other agreements, documents and instruments executed pursuant thereto, and delivered to the Trustee by or on behalf of the Issuer or any

Guarantor, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced, in whole or in part, from time to time in accordance with the provisions of this Agreement, the Indenture and the Intercreditor Agreement.

“Operating Agreement” means the limited liability company (operating) agreement of Gathering LLC, together with all amendments dated prior to the effective date of this Agreement.

“Percentage Share” means the sixty percent (60%) member equity interest currently held by the Issuer in Gathering LLC, or the Issuer’s share of cash distributions, or Issuer’s share of liquidating distributions, each as set out in the Operating Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Pledged Stock” means collectively:

(a) all common stock or other equity interests in Endeavor, including 1,000 shares of the common stock of Endeavor represented by Certificate No. 1, dated April 9, 1998, registered in the Issuer’s name, together with any additional shares of Endeavor issued hereafter as stock dividends, stock splits or otherwise, or shares received as a result of any merger or consolidation of Endeavor, all rights of any nature whatsoever which may be issued or granted by Endeavor to the Issuer, all right, title and interest of the Issuer as a shareholder of Endeavor including without limitation the right to vote, all certificates and instruments representing or evidencing all such shares and rights, all cash, liquidation and other dividends now or hereafter declared thereon, all stock redemption payments and all other monies due or to become due thereunder, all stock warrants and other rights to subscribe to securities now or hereafter incident thereto or declared or granted in connection therewith, and all distributions (cash or property) made or to be made in connection therewith or incident thereto, and together with all proceeds of all or any of the foregoing, in whatever form; and

(b) all common stock or other equity interests in Diamond, including 10,000 shares of the common stock of Diamond represented by Certificate No. 1, dated December 7, 2005, registered in the Issuer’s name, together with any additional shares of Diamond issued hereafter as stock dividends, stock splits or otherwise, or shares received as a result of any merger or consolidation of Diamond, all rights of any nature whatsoever which may be issued or granted by Diamond to the Issuer, all right, title and interest of the Issuer as a shareholder of Diamond including without limitation the right to vote, all certificates and instruments representing or evidencing all such shares and rights, all cash, liquidation and other dividends now or hereafter declared thereon, all stock redemption payments and all other monies due or to become due thereunder, all stock warrants and other rights to subscribe to securities now or hereafter incident thereto or declared or granted in connection therewith, and all distributions (cash or property) made or to be made in connection therewith or incident thereto, and together with all proceeds of all or any of the foregoing, in whatever form.

“Pledged Membership Interests” means all of the membership or other ownership interests in Gathering LLC, now or hereafter owned directly or beneficially by the Issuer, including without limitation (i) any additional membership or other interest in Gathering LLC that the Issuer acquires or has the right to acquire from time to time in any manner in substitution for or in addition to the foregoing, (ii) all options at any time existing with respect to such interests, (iii) all rights of any nature whatsoever which may be issued or granted by Gathering LLC to the Issuer, (iv) all right, title and interest of the Issuer in, to and under the Operating Agreement or otherwise as a member of Gathering LLC, including without limitation any interest therein which entitles the Issuer to (x) share in the revenue, income or profits thereof or (y) Management Rights, (v) all certificates and instruments representing or evidencing all such interests and rights, (vi) all cash, property, liquidation and other payments, reimbursements, profits and distributions (cash or property) now or hereafter declared, granted or otherwise paid or payable in connection therewith (including without limitation specific properties of Gathering LLC upon dissolution or otherwise) and all other monies due or to become due incident thereto, and (vii) all additions to or replacements for any of the foregoing, and together with all proceeds of any of the foregoing, in whatever form, and all proceeds of such proceeds. Without limiting the generality of the foregoing, the Percentage Share is specifically included as Collateral. Furthermore, the foregoing is intended to be included as Collateral whether characterized under any pertinent UCC or other applicable laws as a “general intangible”, “uncertificated security”, “certificated security” or otherwise.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Hedge/LC Agreement” shall mean an agreement entered into by the Issuer or any subsidiary thereof establishing a Permitted Commodity Hedging Obligation or a Permitted Letter of Credit Facility.

“Secured Hedge/LC Providers” shall mean a party (other than the Issuer or any subsidiary thereof) to any Secured Hedge/LC Agreements.

“Secured Obligations” means (1) all present and future amounts, liabilities or obligations of the Issuer to the Collateral Agent or any Holder or to any successor or transferee of the Notes, this Agreement or the other Note Documents, and (2) all present and future liabilities or obligations of the Issuer to any Secured Hedge/LC Provider under any Secured Hedge/LC Agreement, in each case whether said amounts, liabilities or obligations are liquidated or unliquidated, absolute or contingent, now existing or hereafter arising, and including without limitation the Notes, and all other promissory notes heretofore or hereafter executed by the Issuer pursuant to the Indenture, in principal, interest, deferral and delinquency charges, prepayment premiums, costs and attorneys’ fees to the extent not prohibited by applicable law, as therein stipulated, and under and pursuant to all amendments, supplements and restatements to any of said documents. The Secured Obligations include without limitation all other amounts for which the Issuer is obligated under the terms of this Agreement to the Collateral Agent. The Secured Obligations also include, without limitation, all post-petition interest, expenses, and other duties and liabilities with respect to indebtedness or other obligations described above, which would be owed but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding. The Secured Obligations secured by this Agreement further continue with respect to any renewals, modifications, amendments, revisions or extensions of the Secured Obligations.

“Secured Parties” shall mean collectively the Collateral Agent, the Trustee, the Holders and the Secured Hedge/LC Providers.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

“Security Documents” shall mean collectively all Mortgages, pledges, security agreements and other documents by which the Issuer, the Guarantors or any Affiliate thereof grants Liens and security interests to the Collateral Agent to secure the Secured Obligations.

“Security Interests” shall mean the security interests in the Collateral granted hereunder securing the Secured Obligations.

“Subsidiary” means each of Endeavor, Diamond, or Gathering LLC.

“UCC” means the Uniform Commercial Code in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral or the remedies pertaining thereto is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or such remedies.

“Vehicles” means all vehicles covered by a certificate of title law of any State.

ARTICLE 2

SECURITY INTEREST

Section 2.1 The Security Interests. In order to secure the full and punctual payment and performance of all present and future Secured Obligations, the Issuer hereby grants to the Collateral Agent, for itself and the ratable benefit of the Secured Parties, a continuing security interest in and to all right, title and interest of the Issuer in, to or under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Contracts;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all Equipment and all other Goods;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) without limiting the generality of the foregoing, all Pledged Stock, all Receivables and all Vehicles;

(xiii) all geological, geophysical, engineering, seismic, reserve, production, accounting, title and legal data, reports and information and all books and records (including, without limitation, customer lists, credit files, computer programs, tapes, disks, punch cards, data processing software, transaction files, master files, printouts and other computer materials and records) of the Issuer pertaining to any of the Collateral;

(xiv) all other property not otherwise described above; and

(xv) all Proceeds and products of all or any of the Collateral described in clauses (i) through (xiv) hereof and all Supporting Obligations with respect to any of the foregoing.

The term “Collateral” means each and all of the items and property rights described in clauses (i) through (xv) above; provided, however, that “Collateral” shall not include any Excluded Property; and provided, further, that if any Excluded Vehicle would have otherwise constituted Collateral, when such property shall cease to be Excluded Vehicle, such vehicle shall be deemed at all times from and after the date hereof to constitute Collateral.

Section 2.2 Limitation of Liability; Indemnity. The Security Interests are granted as security only and shall not subject the Collateral Agent to, or transfer or in any way affect or modify, any obligation or liability of the Issuer with respect to any of the Collateral or any transaction in connection therewith. The Collateral Agent, each of the other Secured Parties and any successor or assign thereof are hereby absolved from all liability for failure to collect against the Issuer and from all other responsibility in connection therewith, except the responsibility of each to account (by application upon the Secured Obligations or otherwise) to the Issuer for payments actually received. The Issuer agrees to indemnify and hold harmless the Collateral Agent and the Trustee against any and all liabilities, actions, claims, judgments, costs, charges and attorneys’ fees by reason of any third party claim to the Collateral, and the Collateral Agent shall have the right to defend against any such third party claims or actions, employing attorneys of the Collateral Agent’s own selection and if not furnished with indemnity satisfactory to them, the Collateral Agent shall have the right to compromise and adjust any such claims, actions and judgments, and in addition to the rights to be indemnified as herein provided, all amounts paid by the Collateral Agent in compromise, satisfaction or discharge of any such claims, actions or judgments, and all court costs, attorneys’ fees and other expenses of every character expended by the Collateral Agent pursuant to the provisions of this Section 2.2 shall be a demand obligation (which obligation the Issuer hereby expressly promises to pay) owing by the Issuer and shall be a part of the Secured Obligations. The Issuer agrees to pay, indemnify, and hold the Collateral Agent and the Trustee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Note Documents. WITHOUT LIMITATION, IT IS THE INTENTION OF ISSUER AND ISSUER AGREES THAT THE FOREGOING RELEASES AND INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES (INCLUDING WITHOUT LIMITATION CONSEQUENTIAL DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES AND FURTHER INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES AND EXPENSES, WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF STRICT LIABILITY OR OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities and releases shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such particular indemnified party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the date hereof, the Issuer represents and warrants to the Collateral Agent that:

Section 3.1 Basic Representations. (a) The Issuer (w) is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (x) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (y) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (z) is in compliance with all requirements of law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Issuer has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Issuer. This Agreement constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) The execution, delivery and performance of the Note Documents to which the Issuer is a party will not violate any requirement of law or contractual obligation of the Issuer or of any of its subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such requirement of law or contractual obligation (other than pursuant to this Agreement).

(d) No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Issuer, threatened by or against the Issuer or any of its affiliates or against any of its or their respective properties or revenues (x) with respect to any of the Note Documents or any of the transactions contemplated hereby or thereby, or (y) which could reasonably be expected to have a Material Adverse Effect.

Section 3.2 Title. The Issuer has good title to its personal property as described in the Disclosure Package as owned by it, in each case free and clear of all liens, claims, security interests, equities, or other encumbrances except those (a) described in the Disclosure Package or (b) that do not materially interfere with the use or value of such properties taken as a whole as described in the Disclosure Package, or (c) that would not have a Material Adverse Effect or would be permitted pursuant to the Indenture.

Section 3.3 No Liens. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral. No Collateral is in the possession of any Person (other than the Issuer) asserting any claim thereto or security interest therein, except that the Collateral Agent or its designee may have possession of the Collateral as contemplated hereby.

Section 3.4 Perfected First Priority Liens. The Security Interests granted pursuant to this Agreement (a) constitute valid security interests in all of the Collateral in favor of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of the Issuer and any Persons purporting to purchase any Collateral from the Issuer, (b) in all Collateral in which a security interest may be perfected by the filing of a financing statement under the UCC will be perfected upon the filing of an appropriate financing statement with the Secretary of State of the State of Oklahoma, and (c) are prior to all other Liens on the Collateral, subject to certain Permitted Liens that may rank higher in priority to the Security Interests pursuant to the Indenture and the Intercreditor Agreements.

Section 3.5 Jurisdiction of Organization; Location of Collateral. (i) On the date hereof, the Issuer is organized under the laws of the State of Oklahoma. (ii) The exact name of the Issuer as it appears in its articles of incorporation is as it appears on page 1 of this Agreement. The Issuer has used no other names (including trade names or similar appellations) at any time during the past five years. (iii) The Oklahoma Secretary of State does not assign an organizational identification number to the Issuer. (iv) The chief executive office of the Issuer is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, and has been located continuously in the State of Oklahoma since the date of Issuer’s formation.

Section 3.6 Accounts. Except as could not reasonably be expected to have a Material Adverse Effect or is otherwise specified in the Indenture, the Accounts represent bona fide obligations of the respective account debtors, are free and clear of any set off, compensation, counterclaim, defense, allowance or adjustment, other than discounts for prompt payment shown on the invoice, and arose in the ordinary course of the Issuer’s business.

Section 3.7 Pledged Stock. (a) Schedule 3.7 sets forth a complete and accurate list of all Pledged Stock held by the Issuer as of the date hereof.

(b) The shares of Pledged Stock pledged by the Issuer hereunder constitute all the issued and outstanding shares of all classes of the capital stock of each Subsidiary that is a corporation owned by the Issuer. All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) The Issuer is the record and beneficial owner of, and has good title to, the Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Security Interests created by this Agreement.

Section 3.8 [Reserved].

Section 3.9 Deposits Accounts; Securities Accounts. (i) Schedule 3.9 lists all Deposit Accounts and Securities Accounts of the Issuer on the date hereof in which the amounts on deposit or which are held in such accounts exceed $25,000 and (ii) other Deposit Accounts and Securities Accounts such that the aggregate amounts on deposit or which are held in such accounts that are not listed on such schedule do not exceed $500,000.

Section 3.10 Commercial Tort Claims. On the date hereof, the Issuer does not hold any Commercial Tort Claims which may reasonably result in awarded damages (less any and all legal and other expenses incurred or reasonably expected to be incurred by the Issuer) in the aggregate in excess of $500,000 that are not listed on Schedule 3.10.

Section 3.11 Letter-of-Credit Rights. On the date hereof, the Issuer is not the beneficiary under any letters of credit with a face amount in the aggregate in excess of $500,000 issued in favor of the Issuer that are not listed on Schedule 3.11.

Section 3.12 Material Collateral. The Issuer does not own, or have any other right or interest in, any asset or property included in the Collateral that cannot be perfected in the manner described in this Agreement (collectively, “Non-Perfected Assets”), except for Non-Perfected Assets which in the aggregate are not material to the Issuer and its Subsidiaries taken as a whole.

Section 3.13 [Reserved].

Section 3.14 [Reserved].

Section 3.15 Concerning Gathering LLC. (a) The Issuer is not in default in any material respect of any of the terms of the Operating Agreement. No restrictions or conditions exist with respect to the registration, transfer, voting or capital of the Issuer’s membership interest in Gathering LLC other than as set forth in the Operating Agreement as in effect on the date hereof, this Agreement and any laws regulating such membership interest, including any applicable federal or state securities laws. Gathering LLC has no outstanding rights, rights to subscribe, options, warrants, or convertible securities, outstanding or any other rights outstanding whereby any Person would be entitled to acquire any ownership interest of Gathering LLC, except as set forth in this Agreement.

(b) Gathering LLC has opted into Article 8 of the UCC; provided, however, that the membership or other ownership interests in Gathering LLC constituting Collateral hereunder shall be deemed “securities” for purposes of UCC compliance only and the Issuer acknowledges and agrees that the act of opting into Article 8 of the UCC alone does not categorize such interests as “securities” under any federal investment company laws or federal or state securities laws.

ARTICLE 4

COVENANTS

Section 4.1 General Covenants. (a) Without the prior written consent of the Collateral Agent, unless permitted by the Indenture, the Issuer shall not (i) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral or any interest therein, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral or any interest therein or (iii) enter into any agreement or undertaking restricting the right or ability of the Issuer or the Collateral Agent to sell, assign or transfer or vote any of the Collateral or any interest therein.

(b) In addition, the Issuer shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take such action or to refrain from taking such action by the Issuer.

(c) As of the date hereof, the Issuer owns a 60% member interest in Endeavor Gathering. The Pledged Membership Interests pledged by the Issuer hereunder constitute all of the issued and outstanding member interests of Gathering LLC owned by the Issuer. All of the Pledged Membership Interests have been duly and validly issued and are fully paid. The Issuer is the record and beneficial owner of, and has good title to, the Pledged Membership Interests pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Security Interests created by this Agreement and the Liens, options or claims set forth in the Operating Agreement.

(d) The Liens hereunder are subject to certain Permitted Liens that exist on the date hereof (including, without limitation, subject and subordinate to the Conveyance of Term Overriding Royalty Interest, dated as of December 8, 2011, from the Issuer to EDF Trading North America, LLC and the Mortgage and Deed of Trust, dated as of December 8, 2011, from the Issuer to EDF Trading North America, LLC, which have been made effective and filed prior to the date hereof).

Section 4.2 Notice of Changes. (a) The Issuer shall not (i) change its name, identity, identification number or corporate structure in any manner, or (ii) change the location of its chief executive office or chief place of business, unless it shall have given the Collateral Agent at least 30 days’ prior written notice thereof and delivered all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Security Interests created herein.

(b) The Issuer shall notify the Collateral Agent promptly, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Indenture) on any of the Collateral; and of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the Security Interests created hereby.

Section 4.3 Insurance and Notice. (a) The Issuer shall provide or cause to be provided, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Issuer, are adequate and appropriate for the conduct of the business of the Issuer in a prudent manner, with reputable insurers or with the government of the United States of America, Canada or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Issuer, for companies similarly situated in the industry. Within 30 days after the date hereof, the Issuer shall furnish to the Collateral Agent policies or certificates of insurance covering the property and assets of the Issuer and the Guarantors. Each policy shall: (x) reflect the Collateral Agent, for its benefit and the benefit of the other Secured Parties, as additional insured and loss payee and mortgagee and shall otherwise bear endorsements of the character reasonably acceptable to the Collateral Agent; (y) contain an agreement by the insurer, if available at reasonable cost, not to cancel, amend, materially reduce the amount or materially change the coverage under the policy without giving the Collateral Agent at least thirty (30) days prior written notice of its intention to do so and (z) if reasonably requested by the Collateral Agent, include a breach of warranty clause. The Issuer shall furnish or cause to be furnished to the Collateral Agent from time to time, and in no event less than once per calendar year, a compliance certificate from an independent third-party insurance consultant with experience in the Oil and Gas Business certifying that the insurance with respect to the Collateral is in full force and effect and that it fully complies with requirements that are customary in the Oil and Gas Business. In the event the Issuer should, for any reason whatsoever, fail to keep the Collateral or any part thereof so insured, then the Collateral Agent, if it so elects, may itself have such insurance effected in such amounts and with such companies as it may deem proper and may pay the premiums therefor and the Issuer shall reimburse the Collateral Agent upon demand for the amount of the premiums paid, together with interest thereon until paid at the rate equal to the rate of interest charged on the principal of any of the Notes plus one (1%). The Collateral Agent shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by it, or for the collection of any amounts due under any such policy, and shall be responsible and accountable only for such money as may be actually received by the Collateral Agent. The Issuer shall promptly notify the Collateral Agent if any portion of the “Collateral” (as such term is defined in the Indenture) in excess of $1,500,000 is physically damaged, destroyed or condemned; provided that the foregoing shall not include damages to wells or well bores or oil and gas properties incurred in the ordinary course of business of drilling or producing such properties in an aggregate amount of less than $5,000,000. In the event of any loss under any of such policies, the Collateral Agent shall pay the net proceeds thereof to the Issuer, either wholly or in part, unless an Event of Default has occurred and is continuing, in which event the Collateral Agent may hold the net proceeds as additional Collateral or pay the net proceeds to the Issuer under such conditions as the Collateral Agent may determine to enable the Issuer to repair or restore the Collateral. In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property following an Event of Default, all right and interest of the Issuer in and to any property insurance policies then in force shall pass to the Collateral Agent.

(b) Within 30 days after the date hereof, the Collateral Agent shall have received, with respect to this Agreement, policies or certificates of insurance covering the property and assets of the Issuer and the Guarantors for the benefit of the Collateral Agent and the other Secured Parties (as defined in the Security Documents), as additional insured and loss payee.

Section 4.4 Payment of Taxes and Other Claims. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Restricted Subsidiaries or properties of it or any of its Subsidiaries and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any of its Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.5 Maintenance of Perfected Security Interest; Further Documentation. (a) The Issuer shall, and shall cause each of its subsidiaries to, do or cause to be done all acts and things necessary to maintain the Security Interests created by this Agreement as perfected security interests having at least the priority described in Section 3.4 and shall defend such security interests against the claims and demands of all Persons whomsoever, and shall maintain and preserve the Lien hereby created so long as any of the Secured Obligations remains unpaid.

(b) On request of the Collateral Agent, the Issuer shall promptly (i) correct any defect, error or omission which may be discovered in the contents of this Agreement or any financing statement relating thereto or in the execution or acknowledgment of this Agreement or any financing statement; (ii) execute, acknowledge, deliver and record in any jurisdictions such further instruments (including, without limitation, further security agreements, financing statements, continuation statements and assignments of proceeds) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement and to more fully identify and subject to the Security Interests hereof any property intended to be covered hereby, including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral; and (iii) execute, acknowledge, deliver and record any document or instrument (including specifically any financing statement) necessary, desirable or proper in any jurisdictions to protect the Lien and Security Interest hereunder against the rights or interests of third persons. The Issuer shall pay all costs connected with any of the foregoing.

(c) The Issuer shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 4.6 Collateral Indemnity. If the validity or priority of this Agreement or any rights, Security Interests or other interests created or evidenced hereby shall be attacked, endangered or questioned or if any legal proceedings are instituted with respect thereto, the Issuer shall give prompt written notice thereof to the Collateral Agent and at the Issuer’s own cost and expense shall diligently endeavor to cure any defect that may be developed or claimed, and shall take all necessary and proper steps for the defense of such legal proceedings, and the Collateral Agent (whether or not named as a party to legal proceedings with respect thereto) is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the rights, Security Interests and other interests created or evidenced hereby, and all expenses so incurred of every kind and character shall be a demand obligation owing by the Issuer to the Collateral Agent and shall be a part of the Secured Obligations.

Section 4.7 Delivery of Instruments and Chattel Paper. All (a) Promissory Notes issued by a subsidiary of the Issuer and held by the Issuer and (b) if any amount payable under or in connection with any of the other Collateral shall be or become evidenced by any Instrument (other than checks received in the ordinary course of business) or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement, provided that so long as no Event of Default shall have occurred and be continuing, the Issuer may refrain from such delivery and may retain possession of, for the purpose of collection in the ordinary course, any such instruments received by it in the ordinary course of business.

Section 4.8 Pledged Stock; Control Agreements. (a) If any Pledged Stock now owned or hereafter acquired by the Issuer are certificated securities and (i) are issued by the Issuer or any Subsidiary thereof that is a corporation or (ii) issued by any other Person and not held in a Securities Account, the Issuer shall immediately deliver the certificates evidencing the same to the Collateral Agent in the exact form received, duly indorsed by the Issuer to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Issuer and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Issuer’s Secured Obligations.

(b) Subject to the provisions in Section 4.21, if any Pledged Stock or Pledged Membership Interests now owned or hereafter acquired by the Issuer are uncertificated securities and, in either case, (i) are issued by the Issuer or any Subsidiary thereof or (ii) issued by any other Person and not held in a Securities Account, the Issuer shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (x) cause the issuer of such securities to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of the Issuer, or (y) arrange for the Collateral Agent to become the registered owner of the securities.

(c) If the Issuer shall now or hereafter have rights in any Securities Accounts with any securities intermediary, the Issuer shall immediately notify the Collateral Agent and, if such Securities Accounts have an aggregate value in excess of $500,000, at the Collateral Agent’s request and option, cause the securities intermediaries maintaining such accounts to enter into one or more control agreements in form and substance reasonably satisfactory to the Collateral Agent under which they agree to comply with entitlement orders or other instructions originated by the Collateral Agent to such securities intermediary as to the securities or other financial assets contained therein without consent from the Issuer, but only to the extent required so that no more than $500,000 of assets maintained in such accounts are not subject to such control agreements.

(d) If the Issuer shall now or hereafter have rights in any Deposit Accounts maintained with any bank, the Issuer shall immediately notify the Collateral Agent thereof and, if such Deposit Accounts contain funds in the aggregate in excess of $500,000, at the Collateral Agent’s request and option, cause such banks to enter into one or more control agreements in form and substance reasonably satisfactory to the Collateral Agent under which they agree to comply with instructions to such bank originated by the Collateral Agent directing the disposition of funds in such Deposit Accounts without consent from the Issuer, but only to the extent required so that no more than $500,000 of deposits in such accounts are not subject to such control agreements.

(e) The Collateral Agent agrees with the Issuer that the Collateral Agent shall not give any such entitlement orders, instructions or directions referred to in paragraph (b), (c) or (d) above to any issuer, securities intermediaries or banks, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(f) Except as provided in Section 5.4, the Issuer shall be entitled to receive all cash dividends and distributions paid in respect of the Pledged Stock or the Pledged Membership Interests (except as liquidating or distributing dividends). Any sums paid upon or in respect of the Pledged Stock or the Pledged Membership Interests upon the liquidation or dissolution of any issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or the Pledged Membership Interests or any property shall be distributed upon or with respect to the Pledged Stock or the Pledged Membership Interests pursuant to the recapitalization or reclassification of the capital of any issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Secured Parties, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock or the Pledged Membership Interests shall be received by the Issuer, the Issuer shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of the Issuer, as additional collateral security for the Secured Obligations.

Section 4.9 Receivables. Other than in the ordinary course of business consistent with its past practice, Issuer shall not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any refund, credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof. The Issuer shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables.

Section 4.10 Filing. The Issuer authorizes the Collateral Agent to file or record financing statements, any amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of the Issuer in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Secured Parties under this Agreement including, without limitation, any financing statement describing the collateral as “all assets,” “all personal property” or any similar description. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. The Issuer shall pay all costs of or incidental to the recording or filing of any financing statement, amendment, continuation, termination or other statements concerning the Collateral.

Section 4.11 Equipment Not Fixtures. If, in the opinion of the Collateral Agent any of the Equipment is or may become part of any real property, the Issuer shall furnish to the Collateral Agent a written waiver by the record owner of such realty (immovable) of all interest in such Collateral and a written subordination to the Collateral Agent’s Security Interests by any Person who has a Lien on such realty (immovable) which is or may be superior to the Collateral Agent’s Security Interests hereunder.

Section 4.12 Accounts Collection. The Issuer shall cause to be collected from its account debtors, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts which are delinquent, such Accounts to be collected in accordance with lawful collection procedures and generally accepted commercial collection procedures) and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that the Issuer may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective goods and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with the Issuer’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, attorneys’ fees) of collection, whether incurred by the Issuer or the Collateral Agent, shall be borne by the Issuer.

Section 4.13 [Reserved].

Section 4.14 Governmental Accounts. If more than 5% of the Accounts included in the Collateral is or becomes subject to the Federal Assignment of Claims Act, the Issuer shall immediately notify the Collateral Agent thereof in writing and execute all instruments and take all steps reasonably required by the Collateral Agent to comply with that act.

Section 4.15 Right of Inspection and Information. The Issuer shall permit any officer, employee or the agent of the Collateral Agent to visit and inspect any of the Collateral, examine the books of record and accounts of the Issuer, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Issuer with the Issuer’s officers, accountants and auditors, all at such reasonable times and on reasonable notice and without hindrance and delay and as often as the Collateral Agent may reasonably desire.

Section 4.16 Letter-of-Credit Rights. If the Issuer is at any time a beneficiary under any letters of credit now or hereafter issued in favor of the Issuer in amounts in the aggregate in excess of $500,000, the Issuer shall promptly notify the Collateral Agent thereof and the Issuer shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of letters of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letters of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letters of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letters of credit are to be applied as provided in the Indenture, but only to the extent necessary so that letters of credit not subject to such arrangements are for amounts not in excess of $500,000.

Section 4.17 Commercial Tort Claims. If the Issuer shall at any time hold or acquire any Commercial Tort Claims which might reasonably result in awarded damages (less any and all legal and other expenses incurred or reasonably expected to be incurred by the Issuer) in the aggregate in excess of $500,000, the Issuer shall promptly notify the Collateral Agent in writing signed by the Issuer of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent, but only to the extent necessary so that the anticipated damages under such commercial tort claims that are not subject to such arrangement are not in excess of $500,000.

Section 4.18 Vehicles. Upon the reasonable request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (a) within 30 days after the date of such request or (b) within 30 days after the acquisition by the Issuer of any Vehicle (other than Excluded Vehicles), if such acquisition is subsequent to such request, the Issuer shall file all applications for certificates of title or ownership and any other necessary documentation to perfect the Secured Parties’ security interest in such vehicle.

Section 4.19 Notice of Creation or Acquisition of Additional Collateral. Within 120 days after the end of each fiscal year, the Issuer shall furnish the Collateral Agent with a certificate of a responsible financial or accounting officer of the Issuer, setting forth for such year: (a) any subsidiary formed or acquired by the Issuer; (b) any securities not held in a Securities Account acquired by the Issuer; (c) any change in name or jurisdiction of organization by the Issuer; (d) any new location of Equipment and Inventory of the Issuer; (e) all debt instruments received by the Issuer; (f) any Securities Accounts with an aggregate value in excess of $500,000 or any Deposit Accounts with an aggregate value in excess of $500,000, opened by the Issuer; and (g) all Vehicles (except for Excluded Vehicles) acquired by the Issuer.

Section 4.20 Compliance with Laws. The Issuer shall observe and comply with all laws, statutes, ordinances, rules, regulations, judgments, decrees, franchises, permits, licenses, certificates and requirements of all federal, state, parish, county, municipal and other governmental agencies, departments, commissions, boards, courts and authorities applicable to the Issuer or to the Collateral, except for such noncompliances as could not singly or in the aggregate reasonably be expected to have a Material Adverse Effect or as otherwise specified pursuant to the Indenture.

Section 4.21 Concerning Gathering LLC. (a) The Issuer shall not amend or waive or agree to amend or waive any provision of Gathering LLC’s certificate of formation or Operating Agreement (including, without limitation, the provisions providing that the membership or other ownership interests in Gathering LLC are uncertificated securities under Article 8 of the UCC), or otherwise enter into any further agreement pertaining to any of the Collateral or other membership or ownership interests of any type in Gathering LLC with any other member of Gathering LLC other than (i) an amendment to Gathering LLC’s certificate of formation providing that $1,255,000 of a prior amount paid by the Issuer to Kinder Morgan Endeavor LLC is treated as a capital contribution from the Issuer to Gathering LLC and a capital distribution from Gathering LLC to Kinder Morgan Endeavor LLC, (ii) other amendments to Gathering LLC’s certificate of formation or Operating Agreement that are not adverse in any material respect to the rights or economic interests of the Secured Parties, or (ii) any agreement relating to an Expansion Project (as defined in the Operating Agreement).

(b) The Issuer shall not consent to or permit its membership or other ownership interests in Gathering LLC to become certificated without the Collateral Agent’s prior written consent. Notwithstanding the foregoing, if any of the Pledged Membership Interest (whether now owned or hereafter acquired) is or becomes certificated, the Issuer, upon request by the Collateral Agent, shall promptly take all actions required to perfect the security interest of and grant “control” of the Pledged Membership Interest to the Collateral Agent under applicable law, including without limitation to deliver the certificates or other instruments evidencing the Pledged Membership Interest to the Collateral Agent pursuant to Section 4.21(c) below and to cause Gathering LLC to register the security interest granted by this Agreement upon its books and enter into a control agreement with the Collateral Agent, all in accordance with Article 8 of the UCC or Section 4.8 hereof, as applicable.

(c) The Issuer shall not permit Gathering LLC to approve the issuance of, nor issue, membership interests as certificated securities without at least thirty (30) days prior written notice to the Collateral Agent. In the event that at any time on or after the date hereof the Pledged Membership Interest is or shall be evidenced by one or more instruments or certificates, the Issuer shall or shall cause Gathering LLC to:

(i) Promptly deliver any such instruments or certificates, duly indorsed or subscribed by the Issuer or accompanied by appropriate instruments of transfer or assignment duly executed in blank by the Issuer, to the Collateral Agent as additional Collateral. Any such instruments or certificates received by the Issuer shall be held by the Issuer in trust, as agent for the Collateral Agent.

(ii) Mark each such instrument or certificate with a legend reading as follows:

“THE MEMBERSHIP INTERESTS EVIDENCED HEREBY ARE SUBJECT TO A SECURITY AGREEMENT WHICH CONTAINS RESTRICTIONS ON THE TRANSFER OF THE MEMBERSHIP INTERESTS EVIDENCED HEREBY AND A GRANT OF IRREVOCABLE PROXY. BY ACCEPTING ANY INTEREST IN SUCH MEMBERSHIP INTERESTS THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.”

The Issuer shall cause Gathering LLC to agree that, during the term of this Agreement, it shall not remove, and shall not permit to be removed (upon registration of transfer, reissuance or otherwise), the legend from any such instrument or certificate and shall place or cause to be placed the legend on any new instrument or certificate issued to represent the Pledged Membership Interest or any part thereof, whether or not theretofore represented by an instrument or certificate carrying a legend.

(d) Notwithstanding anything herein to the contrary, solely with respect to Article 8 Matters and to the extent permitted by the Operating Agreement, the Issuer hereby irrevocably grants and appoints the Collateral Agent, from the date of this Agreement until the termination of this Agreement in accordance with its terms, as the Issuer’s true and lawful proxy, for and in the Issuer’s name, place and stead to vote the Pledged Membership Interest, whether directly or indirectly, beneficially or of record, now owned or hereafter acquired, with respect to such Article 8 Matters. The proxy granted and appointed in this Section 4.21(d) shall include the right to sign Issuer’s name (as a member of Gathering LLC) to any consent, certificate or other document relating to an Article 8 Matter and the Pledged Membership Interest that applicable law may permit or require, to cause the Pledged Membership Interest to be voted in accordance with the preceding sentence. Issuer hereby represents and warrants that there are no other proxies and powers of attorney with respect to an Article 8 Matter and the Pledged Membership Interest that Issuer may have granted or appointed. Issuer shall not give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged Membership Interest with respect to any Article 8 Matter and any attempt to do so with respect to an Article 8 Matter shall be void and of no effect.

ARTICLE 5

DEFAULT

Section 5.1 Use of Collateral. Unless an Event of Default shall have occurred and be continuing and subject to the terms of the Intercreditor Agreements, the Issuer shall have the right (a) to remain in possession and retain exclusive control of the Collateral (other than anything constituting part of the Collateral and required to be deposited in an account subject to the control of the Collateral Agent pursuant to Section 4.8 of this Agreement), (b) to retain exclusive control over the Collateral (except as otherwise provided in this Agreement and the other Security Documents), (c) to freely operate the Collateral, (d) to alter or repair the Collateral, and (e) to collect, invest and dispose of any income from the Collateral. Upon an Event of Default that has occurred and is continuing, to the extent permitted by law and after notice by the Collateral Agent to the Issuer, these rights shall cease, and the Collateral Agent shall be entitled to exercise remedies in accordance with this Article 5.

Section 5.2 Remedies. (a) Subject to the terms of the Intercreditor Agreements, upon the occurrence of any Event of Default, the Collateral Agent may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against the Issuer and in and to the Collateral, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Collateral Agent may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Collateral Agent: (i) institute proceedings for the complete foreclosure of this Agreement in which case the Collateral or any part thereof may be sold for cash or upon credit in one or more portions; (ii) to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Agreement for the portion of the Secured Obligations then due and payable, subject to the continuing Security Interests of this Agreement for the balance of the Secured Obligations not then due; (iii) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained in this Agreement, the Indenture, or any Secured Hedge/LC Agreement; (iv) recover judgment on the Notes or any other Secured Obligation either before, during or after any proceedings for the enforcement of this Agreement; (v) apply for the appointment of a trustee, receiver, liquidator or conservator of the Collateral, without regard for the adequacy of the security for the Secured Obligations and without regard for the solvency of the Issuer or of any person, firm or other entity liable for the payment of the Secured Obligations; or (vi) pursue such other remedies as the Collateral Agent may have under applicable law.

(b) The proceeds or avails of any sale made under or by virtue of this Article 5, together with any other sums which may be held by the Collateral Agent under this Agreement, whether under the provisions of this Article 5 or otherwise, shall be applied to the Secured Obligations in such manner as the Collateral Agent, in its sole discretion, shall determine.

(c) Upon any sale made under or by virtue of this Article 5, the Collateral Agent may bid for and acquire the Collateral or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Secured Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which the Collateral Agent is authorized to deduct under this Agreement.

Section 5.3 Proceeds; Receivables. (a) Subject to the terms of the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, (i) all payments (in the form of checks, drafts, cash or otherwise) received by the Issuer in satisfaction, in whole or in part, of any Accounts, Receivables or General Intangibles (or Proceeds therefrom), when collected by the Issuer, shall be immediately (and, in any event, within one Business Day) deposited by the Issuer in the exact form received, duly indorsed by the Issuer to the Collateral Agent if required, in an account subject to the control of the Collateral Agent pursuant to a control agreement; and (ii) until so deposited, shall be held by the Issuer in trust for the Collateral Agent, segregated from other funds of the Issuer. All Proceeds and payments of Receivables while so controlled by the Collateral Agent (or by the Issuer in trust for the Collateral Agent) shall continue to be held as a security interest in favor of the Collateral Agent and the Secured Parties to secure the Secured Obligations and shall not constitute payment thereof until applied as provided in clause (b) below.

(b) Subject to the terms of the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the Proceeds constituting Collateral, whether or not held in a Deposit Account subject to the control of the Collateral Agent, in payment of the Secured Obligations in such order as the Collateral Agent may elect, and any part of such funds which the Collateral Agent elects not so to apply shall continue to be held as Collateral for the Secured Obligations. Any balance of such Proceeds remaining after all Events of Default have been cured or waived shall be paid over to the Issuer or to whomsoever may be lawfully entitled to receive the same.

Section 5.4 Pledged Stock; Pledged Membership Interests. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Issuer of the Collateral Agent’s intent to exercise its rights pursuant to this Section 5.4(a), and subject to the provisions of Section 4.21(d), the Issuer shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and the Pledged Membership Interests, paid in the normal course of business of the relevant issuer and consistent with past practice, to the extent permitted in the Indenture, and to exercise all voting and corporate or other rights with respect to the Pledged Stock and Pledged Membership Interests; provided, however, that no vote shall be cast or corporate or other right exercise or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture, this Agreement or any other Note Document.

(b) If an Event of Default shall occur and be continuing and the Collateral shall give notice of its intent to exercise its rights pursuant to this Section 5.4(b) to the Issuer, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and Pledged Membership Interests and make application thereof to the Secured Obligations in such order as the Collateral Agent may determine, and/or (ii) any or all of the Pledged Stock and Pledged Membership Interests may be

registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock and Pledged Membership Interests at any meeting of shareholders of the relevant issuer or issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock and Pledged Membership Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock and Pledged Membership Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any issuer, or upon the exercise by the Issuer of any right, privilege or option pertaining to such Pledged Stock and Pledged Membership Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock and Pledged Membership Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Secured Parties shall have no duty to the Issuer to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. The Issuer hereby appoints the Collateral Agent, which appointment shall be exercisable only upon the occurrence and during the continuance of an Event of Default, the Issuer’s true and lawful attorney-in-fact and grants to the Collateral Agent an IRREVOCABLE PROXY to exercise any action contemplated by the immediately preceding sentence in any manner the Collateral Agent reasonably deems advisable for or against all matters submitted or which may be taken by the shareholders. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

(c) The Issuer hereby authorizes and instructs each issuer of any Pledged Stock and Pledged Membership Interests to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Issuer, and the Issuer agrees that each issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock and Pledged Membership Interests directly to the Collateral Agent.

(d) The Issuer shall use its commercially reasonable efforts to cause the other member of Gathering LLC to execute and deliver to the Collateral Agent the Consent and Acknowledgment by Member (Pledged Membership Interest) attached hereto as Exhibit A.

Section 5.5 Remedies Under the UCC; Sale of Non-Equity Collateral. (a) Upon the occurrence of an Event of Default, the Collateral Agent may exercise its rights of enforcement with respect to the Collateral under the UCC or under any other law, statute, order, rule or regulation, in force in any state, to the extent the same is applicable. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Issuer or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.

(b) The Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity or redemption in the Issuer, which right or equity is hereby waived and released. The Issuer shall execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Issuer which may be waived, and the Issuer, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5(b), after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Collateral Agent may elect and only after such application and after the payment by the Secured Parties of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) and (4) of the UCC, need the Secured Parties account for the surplus, if any, to the Issuer. Should the Collateral be disposed of other than by sale, any proceeds of such disposition shall be treated as if the same were sales proceeds. To the extent permitted by applicable law, the Issuer waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by them of any rights hereunder.

(c) If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days prior to such sale or other disposition. Shorter or no notice shall be reasonable as to any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. The notice (if any) of such sale shall (l) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

(d) In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent shall not be liable for any depreciation in the value of the Collateral. All rights to marshaling of assets of the Issuer, including any such right with respect to the Collateral, are hereby waived.

(e) The Issuer recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Collateral. The Collateral Agent shall incur no liability as a result of a private sale of the Collateral or any part thereof. The Issuer hereby waives, to the extent permitted by applicable law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the outstanding Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

Section 5.6 [Reserved].

Section 5.7 Foreclosure; Receiver. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Moreover, the Collateral Agent may apply for and obtain, without notice and upon ex parte application, the appointment of a receiver for the Collateral without regard to the Issuer’s financial condition or solvency, the adequacy of the Collateral to secure the payment or performance of the Secured Obligations, or the existence of any waste to the Collateral. In the event that the Collateral Agent institutes an action to recover any Collateral or appoint a receiver or seeks the recovery of any Collateral or the appointment of a receiver by way of a pre-judgment remedy in an action against the Issuer, the Issuer waives the posting of any bond which might otherwise be required.

Section 5.8 Accounts. While an Event of Default has occurred and is continuing, the Issuer shall make no material change to the terms of any Account without the prior written permission of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Issuer upon request of the Collateral Agent shall promptly notify (and the Issuer hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Account or General Intangible that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent or its designee, and the Collateral Agent may demand, sue for, collect and receive all such Accounts or General Intangibles.

Section 5.9 General Authority. The Issuer hereby irrevocably appoints the Collateral Agent its agent and attorney in fact, with full power of substitution, in the name of the Issuer or the Collateral Agent, for the sole use and benefit of the Collateral Agent, but at the Issuer’s expense, to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(i) to indorse the name of the Issuer upon any check, draft, note or other instrument payable to the Issuer evidencing payment upon any Account or General Intangible,

(ii) to notify postal service authorities to change the address for delivery of the Issuer’s mail to a “lockbox” address designated and controlled by the Collateral Agent, and to receive, open and dispose of all mail addressed to the Issuer,

(iii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement or any other Security Document and pay all or any part of the premiums therefor and the costs thereof,

(iv) to execute, in connection with any sale provided for in this Agreement, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral,

(v) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct,

(vi) to demand, sue for, collect, receive and give acquittance for any and all Accounts and other moneys due or to become due for or as Collateral or by virtue thereof,

(vii) to defend any suit, action or proceeding brought against the Issuer with respect to any Collateral,

(viii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any of the Collateral,

(ix) to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with reference thereto, and

(x) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Issuer’s expense (including reasonable attorneys’ fees), at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as the Issuer might do.

The aforesaid mandate and power of attorney, being coupled with an interest, is irrevocable so long as any of the Secured Obligations remains outstanding. Notwithstanding the foregoing, the Collateral Agent shall not exercise the foregoing power of attorney except following the occurrence and during the continuance of an Event of Default.

Section 5.10 Assemble Collateral. For the purpose of enforcing any and all rights and remedies under this Agreement the Collateral Agent may (i) require the Issuer to, and the Issuer agrees that it shall, at its expense and upon the request of the Collateral Agent, forthwith assemble all or any part of the Collateral as directed by the Collateral Agent and make it available at a place designated by the Collateral Agent which is, in its opinion, reasonably convenient to the Collateral Agent and the Issuer, whether at the premises of the Issuer or otherwise, and the Collateral Agent shall be entitled to specific performance of this obligation,

(ii) to the extent permitted by applicable law of any applicable state, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, (iii) have access to and use the Issuer’s books and records relating to the Collateral and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by the Issuer, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by the Issuer.

Section 5.11 Limitation on Duty of the Collateral Agent. Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith. The Issuer agrees that the Collateral Agent shall not be obligated to preserve rights against prior parties obligated on any instruments. The obligation of the Collateral Agent to act under this Agreement is subject to the provisions of Section 7.2(b), Section 11.2(a), Section 12.4 and Section 12.5 of the Indenture. This Section 5.11 is subject to and shall not diminish the Collateral Agent’s right to indemnification pursuant to Section 2.2.

Section 5.12 Appointment by the Collateral Agent. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint a bank or trust company or one or more other Persons with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment.

Section 5.13 Expenses. In the event that the Issuer fails to comply with any provisions of this Agreement or the Security Documents, such that the value of any Collateral or the validity, perfection, rank or value of any Security Interest hereunder is thereby diminished or potentially diminished or put at risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of the Issuer, and the Issuer shall reimburse the Collateral Agent for the costs thereof on demand. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, preparing for sale, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any federal, state or local authority on any of the Collateral, all expenses in respect of periodic appraisals and inspections of the Collateral to the extent the same may be requested from time to time, and all expenses in respect of the sale or other disposition thereof shall be borne and paid by the Issuer; and if the Issuer fails to promptly pay any portion thereof when due, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Issuer’s account therefor, and the Issuer agrees to reimburse the Collateral Agent therefor on demand. All sums so paid or incurred by the Collateral Agent for any of the foregoing and any and all other sums for which the Issuer may become liable hereunder and all costs and expenses (including reasonable attorneys’ fees, legal expenses and court costs) incurred by the Collateral Agent in enforcing or protecting the Security Interests or any of its rights or remedies under this Agreement or the other Security Documents, shall, together with interest thereon until paid at the rate equal then highest rate of interest charged on the principal of any of the Notes plus one (1%) percent, be additional Secured Obligations hereunder and Issuer agrees to pay all of the foregoing sums promptly on demand.

Section 5.14 Deficiency. The Issuer shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy its Secured Obligations and the fees and disbursements of any attorneys employed by the Secured Parties or the Collateral Agent to collect such deficiency.

Section 5.15 Releases. In addition to any requirements in this Agreement, the Security Interests granted hereunder in the Collateral shall be released only in accordance with the provisions of Section 11.5 of the Indenture.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served to the Issuer and the Collateral Agent shall be deemed to have been sufficiently given and served for all purposes if made in accordance with the Indenture to the following addresses:

If to Issuer:	GMX Resources Inc. 9400 North Broadway Suite 600 Oklahoma City, Oklahoma 73114 Attention: President

If to the Collateral Agent:	U.S. Bank National Association 5555 San Felipe Street, Suite 1150 Houston, Texas 77056 Attention: Corporate Trust Administration

Section 6.2 Amendment. Neither this Agreement nor any provisions thereof may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 6.3 Waivers. No course of dealing on the part of the Collateral Agent, its officers, employees, consultants or agents, nor any failure or delay by the Collateral Agent with respect to exercising any of its rights, powers or privileges under this Agreement shall operate as a waiver thereof.

Section 6.4 Cumulative Rights. The rights and remedies of the Collateral Agent under this Agreement and the other Security Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 6.5 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 6.6 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 6.8 Termination. Upon full and final payment and performance of the Secured Obligations, this Agreement shall terminate, and the Collateral Agent shall pay to the Issuer all amounts then remaining in the possession of the Collateral Agent from collections on or proceeds of the Collateral. Upon request of the Issuer, the Collateral Agent shall execute and deliver to the Issuer at the Issuer’s expense such termination statements as the Issuer may reasonably request to evidence such termination.

Section 6.9 Successors and Assigns. (a) All covenants and agreements contained by or on behalf of the Issuer in this Agreement shall bind its successors and assigns and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns.

(b) This Agreement is for the benefit of the Collateral Agent and the other Secured Parties and for such other Person or Persons as may from time to time become or be the holders of any of the Secured Obligations, and this Agreement shall be transferrable and negotiable, with the same force and effect and to the same extent as the Secured Obligations may be transferrable.

Section 6.10 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.11 Conflicts; Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:	GMX RESOURCES INC., an Oklahoma corporation

	By:	/s/ James A. Merrill
Name: James A. Merrill
Titles: Vice President and Secretary

COLLATERAL AGENT:	U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

	By:	/s/ Mauri J. Cowen
Name: Mauri J. Cowen
Title: Vice President

[Signature Page to GMX Security Agreement]

SCHEDULE 3.7

PLEDGED STOCK

Subsidiary	Certificate Number	Number of Shares
Endeavor Pipeline Inc.	Cert. #1	1,000
Diamond Blue Drilling Company	Cert. #1	10,000

SCHEDULE 3.9

DEPOSIT AND SECURITIES ACCOUNTS

Company	Bank	Account Name	Account #
GMX Resources Inc.	Capital One Bank	GMX Operating Account	3620097615 (Note 1)
GMX Resources Inc.	Capital One Bank	GMX Controlled Disbursement Account	542051752
GMX Resources Inc.	Capital One Bank	GMX LOC Collateral Account	3620701962
GMX Resources Inc.	Capital One Bank	GMX Marshall Petty Cash Land Account	3820384929

Note 1	- Available Excess Funds are invested overnight in Capital One’s Eurodollar Sweep Fund (Account 0499929102).

SCHEDULE 3.10

COMMERCIAL TORT CLAIMS

None

SCHEDULE 3.11

LETTERS OF CREDIT

Issuer: BNP Paribas
Applicant:	Parnon Gathering Inc.
Beneficiary:	GMX Resources Inc.
LC Issue Date:	10/18/2011
LC Expiration Date:	12/30/2011
Amount:	$1,500,000.00